1933 Act File No. 333-287436
As filed with the Securities and Exchange Commission on August 25, 2025
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM N-14
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933 [X]
PRE-EFFECTIVE AMENDMENT NO.
POST-EFFECTIVE AMENDMENT NO. 1
JOHN HANCOCK FUNDS III
(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)
200 BERKELEY STREET
BOSTON, MASSACHUSETTS 02116
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)
REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE
(800) 225-5291
CHRISTOPHER SECHLER, ESQ.
200 BERKELEY STREET
BOSTON, MASSACHUSETTS 02116
(NAME AND ADDRESS OF AGENT FOR SERVICE)
COPIES OF COMMUNICATIONS TO:
MARK P. GOSHKO, ESQ.
K&L GATES LLP
ONE CONGRESS STREET, SUITE 2900
BOSTON, MASSACHUSETTS 02114
This post-effective amendment is being filed pursuant to Rule 462(d) under the Securities Act of 1933 and will be effective upon filing.
Title of securities being registered: Shares of beneficial interest of the Registrant.
No filing fee is due because Registrant is relying on section 24(f) of the Investment Company Act of 1940, as amended.

JOHN HANCOCK FUNDS III (“REGISTRANT”)
CONTENTS OF REGISTRATION STATEMENT
This Registration Statement contains the following papers and documents:
Cover Sheet
Contents of Registration Statement
Part A — Proxy Statement and Prospectus - Incorporated herein by reference to the definitive form of Proxy Statement/Prospectus filed pursuant to Rule 497 under the Securities Act of 1933, as amended (“Securities Act”), on June 20, 2025, SEC accession number 0001193125-25-143354.
Part B — Statement of Additional Information - Incorporated herein by reference to the definitive form of Statement of Additional Information filed pursuant to Rule 497 under the Securities Act, on June 20, 2025, SEC accession number 0001193125-25-143354.
Part C — Other Information
Signature Page
Exhibits - The sole purpose of this filing is to file as exhibits, with respect to the reorganization described in the Registrant’s definitive Registration Statement on Form N-14, filed on June 20, 2025: (i) the executed Agreement and Plan of Reorganization, as required by Item 16(4) of Form N-14; (ii) the opinion of counsel supporting the tax matters and consequences to shareholders of the reorganization, as required by Item 16(12) of Form N-14; and (iii) the consent of counsel with respect to the filing of such tax opinion.

Part C
Other Information
Item 15. Indemnification
No change from the information set forth in Item 30 of the most recently filed amendment to the Registration Statement of John Hancock Funds III (the “Registrant”) on Form N-1A under the Securities Act of 1933, as amended (the “1933 Act”), and the Investment Company Act of 1940, as amended (File Nos. 333-125838 and 811-21777) as filed with the Securities and Exchange Commission (the “SEC”) on July 28, 2025 (accession number 0001193125-25-166131), which information is incorporated herein by reference.
Item 16. Exhibits
1.(a)	Amended and Restated Declaration of Trust dated January 22, 2016. – previously filed as exhibit 99.(a) to post-effective amendment no. 66 filed on June 28, 2016, accession number 0001133228-16-010482.
1.(a).1
Amendment dated December 13, 2018 to the Amended and Restated Declaration of Trust dated January 22, 2016. –
previously filed as exhibit 99.(a).1 to post-effective amendment no. 86 filed on July 27, 2020, accession number
0001133228-20-004476.

2.(a)	By-laws of the Registrant dated June 9, 2005. – previously filed as exhibit 99.(b) to initial registration statement on Form N-1A filed on June 15, 2005, accession number 0000898432-05-000492.
2.(a).1
Amendment dated March  11, 2008 to the By-laws dated June 9, 2005. – previously filed as exhibit 99.(b).1 to post-effective amendment no. 86 filed on July  27, 2020, accession number 0001133228-20-004476.

2.(a).2	Amendment dated June 9, 2009 to the By-laws dated June 9, 2005. – previously filed as exhibit 99.(b).1 to post-effective amendment no. 19 filed on June 30, 2009, accession number 0000950123-09-018788.
2.(a).3
Amendment dated August  31, 2010 to the By-Laws dated June 9, 2005. – previously filed as exhibit 99.(b).2 to post-effective amendment no. 28 filed on November 5, 2010, accession number 0000950123-10-101104.

2.(a).4
Amendment dated March 10, 2016 to the By-laws dated June 9, 2005. – previously filed as exhibit 99.(b).3 to post-effective amendment no. 66 filed on June 27, 2016, accession number 0001133228-16-010482.

3	Not applicable.
4	Agreement and Plan of Reorganization dated July 18, 2025. – FILED HEREWITH.
5	See Exhibits 1 and 2.
6.(a)
Amended and Restated Advisory Agreement dated October 1, 2021 between the Registrant and John Hancock Investment
Management LLC[1]  (the “Advisor”). – previously filed as exhibit 99.(d).1 to post-effective amendment no. 89 filed on July 26,
2022, accession number 0001133228-22-005133.

6.(a).1
Amendment dated March 30, 2023 to the Advisory Agreement between John Hancock Investment Management LLC and
John Hancock Funds III (the “Trust”) related to John Hancock U.S. Growth Fund. – previously filed as exhibit 99.(d).7 to post-effective amendment no. 90 filed on July 25, 2023, accession number 0001193125-23-193193.

6.(a).2
Amendment dated March 30, 2023 to the Subadvisory Agreement between John Hancock Investment Management LLC and Wellington Management Company, LLP related to John Hancock International Growth Fund and U.S. Growth Fund -
previously filed as exhibit (d)(8) to post-effective amendment no. 90 filed on July 25, 2023, accession number
0001193125-23-193193.

7.(a)
Amended and Restated Distribution Agreement dated June 30, 2020 between the Registrant and John Hancock
Investment Management Distributors LLC (the “Distributor”). – previously filed as exhibit 99.(e) to post-effective amendment no. 86 filed on July 27, 2020 accession number No. 0001133228-20-004476.

8	Not Applicable.
9.(a)
Master Custodian Agreement dated September 10, 2008 between the Registrant and State Street Bank and Trust
Company – previously filed as exhibit (g) to post-effective amendment no. 26 filed on June 25, 2010, accession number
0000950123-10-061105.

9.(a).1
Amendment dated October 1, 2015 to Master Custodian Agreement dated September 26, 2008 between John Hancock
Mutual Funds and State Street Bank and Trust Company – previously filed as exhibit (g)(1) to post-effective amendment no.
66 filed on June 27, 2016, accession number 0001133228-16-010482.

9.(a).2
Master Global Custodial Services Agreement dated March 3, 2014 among John Hancock Mutual Funds and Citibank. N.A. –
previously filed as exhibit (g)(1) to post-effective amendment no. 60 filed on March 27, 2015, accession number
0001133228-15-001315.

9.(a).3
Amendment dated August 1, 2019 to Master Global Custodial Services Agreement dated March 3, 2014 among John
Hancock Mutual Funds and Citibank. N.A. – previously filed as exhibit 99.(g)(3) to post-effective amendment no. 86 filed on
July 27, 2020, accession number 0001133228-20-004476.

9.(a).4
Amendment dated March 1, 2020 to Master Global Custodial Services Agreement dated March 3, 2014 among John
Hancock Mutual Funds and Citibank. N.A. – previously filed as exhibit (p)(1) to post-effective amendment no. 90 filed on
July 27, 2021, accession no. 0001133228-21-004078.

10.(a).1
Amended and Restated Plan of Distribution pursuant to Rule 12b-1 dated June 30, 2020 relating to Class A Shares –
previously filed as exhibit 99.(m)(2) to post-effective amendment no. 86 filed on July 27, 2020, accession number
0001133228-20-004476.

10.(a).2
Amended and Restated Plan of Distribution pursuant to Rule 12b-1 dated June 30, 2020 relating to Class C Shares –
previously filed as exhibit 99.(m)(4) to post-effective amendment no. 86 filed on July 27, 2020, accession number
0001133228-20-004476.

10.(a).3
Amended and Restated Plan of Distribution pursuant to Rule 12b-1 dated June 30, 2020 relating to Class R2 Shares –
previously filed as exhibit 99.(m)(6) to post-effective amendment no. 86 filed on July 27, 2020, accession number
0001133228-20-004476.

10.(a).4
Amended and Restated Multiple Class Plan pursuant to Rule 18f-3 dated December 17, 2014, as amended December 8,
2016 (“18f-3 Plan“) for certain John Hancock Mutual Funds advised by John Hancock Investment Management LLC –
previously filed as exhibit (n) to post-effective amendment no. 74 filed on June 27, 2017, accession number
0001133228-17-004191.

11
Opinion and Consent of K&L Gates LLP regarding legality of issuance of shares and other matters. – previously filed as exhibit 11 to the registration statement on Form N-14 filed on May 20, 2025, accession number
0001193125-25-123189.

12	Opinion of K&L Gates LLP on tax matters. – FILED HEREWITH.
12.(a)	Consent of K&L Gates LLP. – FILED HEREWITH.
13.(a).1
Amended and Restated Transfer Agency and Service Agreement dated July 1, 2013 (the “Restated Transfer Agency
Agreement”) between John Hancock Mutual Funds advised by the John Hancock Investment Management LLC and John
Hancock Signature Services, Inc. — previously filed as exhibit (h)(7) to post-effective amendment no. 53, filed on June 27,
2014, accession number 0001133228-14-002176.

13.(a).2
Amendment dated October 1, 2013 to the Amended and Restated Transfer Agency Agreement (the “Restated Transfer
Agency Agreement”) — previously filed as exhibit (h)(8) to post-effective amendment no. 53 filed on June 27, 2014, accession number 0001133228-14-002176.

13.(a).3
Amendment dated August 26, 2019 to the Restated Transfer Agency Agreement — previously filed as exhibit 99.(h)(10) to post-effective amendment no. 86 filed on July 27, 2020, accession number 0001133228-20-004476.

13.(a).4
Service Agreement dated June 30, 2020 among the Registrant, John Hancock Investment Management LLC, and the
Registrant’s Chief Compliance Officer — previously filed as exhibit 99.(h)(2) to post-effective amendment no. 86 filed on
July 27, 2020, accession number 0001133228-20-004476.

13.(a).5
Amended and Restated Expense Limitation Agreement and Voluntary Expense Limitation Notice dated March 30, 2023 by and between the Registrant and John Hancock Investment Management LLC – previously filed as exhibit 99.(h)(14) to post-effective amendment no. 90 (File Nos. 333-125838 and 811-21777) filed on July 25, 2023, accession number
0001193125-23-193193.

13.(a).6
Rule 12b-1 Fee Waiver Letter Agreement dated March 30, 2023 by and between the Registrant and John Hancock
Investment Management Distributors LLC – previously filed as exhibit 99.(h)(15) to post-effective amendment no. 90 (File
Nos. 333-125838 and 811-21777) filed on July 25, 2023, accession number 0001193125-23-193193.

14	Consent of Independent Registered Public Accounting Firm. – previously filed as exhibit 14 to the registration statement on Form N-14 filed on May 20, 2025, accession number 0001193125-25-123189.
15	Not Applicable.
16	Power of Attorney. – previously filed as exhibit 16 to the registration statement on Form N-14 filed on May 20, 2025, accession number 0001193125-25-123189.
17	Form of Proxy Card. – previously filed as exhibit 17 to the registration statement on Form N-14 filed on May 20, 2025, accession number 0001193125-25-123189.
Item 17. Undertakings
(1) The undersigned Registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act of 1933, the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(2) The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as part of an amendment to the Registration Statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended (the “1933 Act”) the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, duly authorized, in the City of Boston and The Commonwealth of Massachusetts, on the 25th day of August, 2025.
JOHN HANCOCK FUNDS III
By:	/s/ Kristie M. Feinberg
Name: Kristie M. Feinberg Title: President (Chief Executive Officer and Principal Executive Officer) and Trustee
Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed below by the following persons in the capacities and on the date(s) indicated.
Signature	Title	Date
/s/ Kristie M. Feinberg	President (Chief Executive Officer and Principal Executive Officer) and Trustee	August 25, 2025
Kristie M. Feinberg
/s/ Fernando A. Silva	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 25, 2025
Fernando A. Silva
/s/ Andrew G. Arnott*	Trustee	August 25, 2025
Andrew G. Arnott
/s/ William K. Bacic*	Trustee	August 25, 2025
William K. Bacic
/s/ James R. Boyle*	Trustee	August 25, 2025
James R. Boyle
/s/ William H. Cunningham*	Trustee	August 25, 2025
William H. Cunningham
/s/ Noni L. Ellison*	Trustee	August 25, 2025
Noni L. Ellison
/s/ Grace K. Fey*	Trustee	August 25, 2025
Grace K. Fey
/s/ Dean C. Garfield*	Trustee	August 25, 2025
Dean C. Garfield
/s/ Deborah C. Jackson*	Trustee	August 25, 2025
Deborah C. Jackson
/s/ Hassell H. McClellan*	Trustee	August 25, 2025
Hassell H. McClellan
/s/ Frances G. Rathke*	Trustee	August 25, 2025
Frances G. Rathke
/s/ Thomas R. Wright*	Trustee	August 25, 2025
Thomas R. Wright
*
By: Power of Attorney.

By:	/s/ Thomas Dee
Thomas Dee Attorney-In-Fact
*
Pursuant to Power of Attorney previously filed with the Trust's registration statement on Form N-14 filed May 20, 2025.

Exhibit Index
4	Agreement and Plan of Reorganization .
12	Opinion of K&L Gates LLP on tax matters .
12.(a)	Consent of K&L Gates LLP.